Forte Biosciences, Inc.

Amended and Restated Non-Employee Director Compensation Policy

(March 20, 2025)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Forte Biosciences, Inc. (“Forte Biosciences”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. This policy is effective as of March 20, 2025 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $42,500

b. Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c. Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer): $20,000

2. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,250

c. Member of the Nominating & Governance Committee: $5,000

3. Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a. Chairman of the Audit Committee: $20,000

b. Chairman of the Compensation Committee: $14,000

c. Chairman of the Nominating & Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the Forte Biosciences, Inc. 2021 Equity Incentive Plan, or any amendment thereto or successor plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Forte Biosciences Common Stock on the date of grant, and a term of ten years from the date of grant (subject to

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earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination). All share numbers set forth in this section shall be proportionally adjusted for any recapitalization, stock split, reverse stock split, or other similar change affecting the Forte Biosciences Common Stock.

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (the “Initial Start Date”), for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 31,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to be a Service Provider (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Existing Director Grant: Each individual who is an Eligible Director as of the Effective Date (an “Existing Director”) will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 31,000 shares (the “Existing Director Grant”). The shares subject to each Existing Director Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director continuing to be a Service Provider (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3. Annual Grant: On the date of each Forte Biosciences annual stockholder meeting held after January 1, 2026, for each Eligible Director who continues to serve as an Eligible Director (or who is first elected to the Board as an Eligible Director at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 31,000 shares (the “Annual Grant”); provided that the first Annual Grant granted to an individual who first becomes an Eligible Director after January 1, 2026 will cover a number of shares equal to the product of (A) 31,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed months between the applicable Initial Start Date and the date of the first annual stockholder meeting to occur after such individual first becomes an Eligible Director, and (ii) the denominator of which is twelve, with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Forte Biosciences’ next annual stockholder meeting, subject to the Eligible Director continuing to be a Service Provider (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

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